EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have issued our report dated December 12, 1997 (except for Note 15, to which the date is January 5, 1998), accompanying the financial statements and schedules of RCM Technologies, Inc., and Subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 which is incorporated by reference in this Registration Statement and Prospectus. We hereby consent to this incorporation by reference in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
GRANT THORNTON LLP
Philadelphia, Pennsylvania
April 29, 1998